As filed with the Securities and Exchange Commission on April 20, 2004

Registration No. 333-40897

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	06-1236189
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Three Enterprise Drive

Shelton, Connecticut 06484

(203) 929-8810

(Address, including zip code, and telephone number, including area code,

of Registrant’s principal executive offices)

Dr. Santanu Das

President and Chief Executive Officer

TranSwitch Corporation

Three Enterprise Drive

Shelton, Connecticut 06484

(203) 929-8810

(Name, address, including zip code, and telephone number, including area code,

of Agent for Service)

Copy to:

Timothy C. Maguire, Esq.

TESTA, HURWITZ & THIBEAULT, LLP

125 High Street

Boston, MA 02110

(617) 248-7000

The Registrant hereby removes from registration under this Registration Statement (No. 333-40897) and any amendments thereto 1,600,000 shares of common stock, $.001 par value per share (the “Common Stock”), registered hereunder (all shares originally registered hereunder being referred to as the “Offered Shares”), that have not been sold or transferred pursuant to this Registration Statement. As of the date hereof, approximately all of the Offered Shares have been sold or otherwise transferred by selling stockholders under this Registration Statement. The Offered Shares being removed from registration were registered on this Registration Statement, filed on November 21, 1997 and amended on January 12, 1998 and February 13, 1998. Pursuant to a certain Stock Purchase Agreement between the Registrant and the certain investors listed thereon, dated October 10, 1997, the Registrant was required to maintain the effectiveness of this Registration Statement until October 10, 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, State of Connecticut on this 20th of April 2004.

TRANSWITCH CORPORATION

By:	/s/ Dr. Santanu Das

Dr. Santanu Das President, Chief Executive Officer and Chairman of the Board of Directors

Power of Attorney

Each person whose signature appears below on this Post-Effective Amendment No. 1 to the registration statement hereby constitutes and appoints Dr. Santanu Das and Peter J. Tallian, and each of them singly, with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Post-Effective Amendment No. 1 to the registration statement of TranSwitch Corporation, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agents and each of them singly, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Dr. Santanu Das Dr. Santanu Das	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	April 20, 2004

/s/ Peter J. Tallian Peter J. Tallian	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 20, 2004

/s/ Alfred F. Boschulte Alfred F. Boschulte	Director	April 20, 2004

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Name	Capacity	Date

/s/ Dr. Hagen Hultzsch Dr. Hagen Hultzsch	Director	April 20, 2004

/s/ Gerald F. Montry Gerald F. Montry	Director	April 20, 2004

/s/ James M. Pagos James M. Pagos	Director	April 20, 2004

/s/ Dr. Albert E. Paladino Dr. Albert E. Paladino	Director	April 20, 2004

/s/ Erik H. van der Kaay Erik H. van der Kaay	Director	April 20, 2004

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